Exhibit (d)(3)

SECOND ADDENDUM TO CONFIDENTIAL DISCLOSURE AGREEMENT

This addendum (the “Second Addendum”) is made effective as of the date of the last signature hereto by and between:

1.	TiGenix SAU, with registered office at Calle Marconi 1, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain, registered with the Commercial Registry of Madrid under volume number 20117, page 81, sheet M-355159, and with tax number (CIF) A-84008986 (“TiGenix Spain”);

2.	Takeda Pharmaceuticals International AG, with registered office at Thurgauerstraße 130, Glattpark-Opfikon (Zurich), Switzerland (“Takeda International”);

3.	TiGenix NV, with registered office at Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven) (“TiGenix Belgium” and together with TiGenix Spain referred to as “TiGenix”); and

4.	Takeda Pharmaceutical Company Limited, with office at 12-10, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan (“TPC” and together with Takeda International referred to as “Takeda”);

TiGenix and Takeda are collectively referred to as the “Parties” and individually as a “Party”.

All used but not defined terms in this Second Addendum shall have the meaning given to them in the Revised CDA (as defined below).

RECITALS

On 30 June 2017, TiGenix Spain and Takeda International entered into a confidential disclosure agreement (the “Original CDA”) for the purpose of disclosing certain confidential information allowing TiGenix Spain and Takeda International to explore and evaluate a potential more in depth collaboration and business partnership regarding Cx601 and any other business opportunity they may deem appropriate.

On 17 November 2017, TiGenix Belgium and TPC agreed to accede to the Original CDA and the Parties agreed in a first addendum to the Original CDA (the “First Addendum”) to extend the scope and purpose of the Original CDA in order to include the exchange of certain additional Confidential Information in the framework of a potential voluntary public takeover bid of TPC on TiGenix Belgium (the “Proposed Transaction,” and the Original CDA as modified by the First Addendum, the “Revised CDA”).

Following the formal notification of the Proposed Transaction to the FSMA by or on behalf of TPC (pursuant to article 5 of the Belgian Royal Decree of 27 April 2007 on Public Takeover Bids), Takeda and TiGenix intend to start discussing and planning - in line with all applicable anti-trust regulations - the integration of TiGenix in Takeda (the “Integration Process”), so that the Integration Process can be started shortly after, but subject to, the successful completion of the Proposed Transaction. In connection with the Integration Process the Parties are prepared to make certain additional Confidential Information available to each other.

In this respect, the Parties hereby agree to extend the scope and purpose of the Revised CDA in order to include the Integration Process. All provisions of the Revised CDA shall remain in force, except as specifically amended by this Second Addendum.

NOW THEREFORE, the Parties, mutually acknowledging their sufficient legal capacity to enter into and be bound by this Second Addendum, and the Revised CDA as amended herewith, agree as follows:

1.	Extension of the Purpose

In accordance with clause 12.3 of the Revised CDA, the Parties hereby agree to extend the Purpose of the Revised CDA to the Integration Process.

2.	Data Protection

Each of the Parties shall act as a data controller and therefore abide by applicable data protection laws and in particular by (i) the Belgian Privacy Act of 8 December 1992 on the protection of privacy in relation to the processing of personal data; (ii) the Japanese Act on the Protection of Personal Information (Act No. 57 of 2003, as amended) (iii) the Swiss Federal Data Protection Act of 19 June 1992; (iv) Directive 95/46/EC of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (the “Directive”); and (v) Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the “GDPR”), whichever is applicable, as well as any applicable implementing law or other legislative instrument as in effect from time to time. All words with a capital letter in this clause 2 have the meaning given to them by the GDPR.

In order for the Parties to analyse and prepare the Integration Process, they acknowledge the need to share certain information, which may include a limited set of personal data (including, without limitation, personal details of members of TiGenix’s governance structure and committees, TiGenix - including TiGenix’s US Affiliates’ - employees’ personal and salary details, employment contracts, business and corporate clients’ personal and financial details, supplier or service provider contact details, etc.) (the “TiGenix Personal Data”).

Takeda shall process the TiGenix Personal Data as a separate data controller, for the sole purpose and strict duration of the Integration Process. Takeda shall refrain from transferring any TiGenix Personal Data to any third party without TiGenix’s prior written approval (such approval not to be unreasonably withheld or delayed). For the avoidance of doubt, Takeda may, without TiGenix’s consent, transfer TiGenix Personal Data to Affiliates and Takeda advisors who need to be made aware of the TiGenix Personal Data for purposes of the Integration Process. Any such transfer of TiGenix Personal Data shall not relieve Takeda from its obligations and undertakings regarding such TiGenix Personal Data contained in this clause.

Takeda shall take appropriate technical and organisational measures to guarantee, as far as reasonably possible, the integrity and confidentiality of the TiGenix Personal Data and to ensure an appropriate level of security to the TiGenix Personal Data and to avoid unauthorised or unlawful processing of TiGenix Personal Data, as well as accidental or unlawful loss, destruction, alteration, disclosure, access, storage or any damage to such TiGenix Personal Data.

Takeda shall limit the access to the TiGenix Personal Data to those of its, and its Affiliates’ and Representatives’, employees, agents, subcontractors (including employees and agents of such subcontractors) who have a need to do so for the Integration Process, subject to such employees, agents and subcontractors being subject to or executing a confidentiality undertaking offering no less protection than the Revised CDA.

Takeda shall give TiGenix immediate written notice of all the details of any incident or data breach relating to TiGenix Personal Data within thirty six (36) hours after becoming aware of such incident or TiGenix Personal Data breach.

Takeda shall destroy or return, upon request of TiGenix, all TiGenix Personal Data and documents containing such TiGenix Personal Data at the end of Integration Process.

3.	Governing law

This Second Addendum shall be governed by and construed in accordance with Belgian law.

4.	Dispute resolution

Any dispute arising from the interpretation and/or implementation of this Second Addendum, which cannot be settled amicably within 30 days of such dispute having been notified by one Party to the other, shall be brought before the competent courts of Brussels, Dutch section.

[Signature page follows]

IN WITNESS THEREOF, the Parties have caused this Second Addendum to be executed by their duly authorized representatives.

For and on behalf of TiGenix SAU

Name: Eduardo Bravo
Title: CEO
Date:

For and on behalf of Takeda Pharmaceuticals International AG

/s/ Marcello Agosti	/s/ Nick Tyler
Name: Marcello Agosti	Name: Nick Tyler
Title: Head of Global BD & Commercial	Title: Senior Director & Global Lead, Data Privacy
Date: 14/02/2018	Date: 14/02/2018

For and on behalf of TiGenix NV

Name: Eduardo Bravo
Title: CEO
Date:

For and on behalf of Takeda Pharmaceutical Company Limited

(under PoA) /s/ John Bathery	(under PoA) /s/ Jeremy Impey
Name: John Bathery	Name: Jeremy Impey
Title: VP, USBU Business Dav.	Title: Senior Corporate Counsel
Date: Feb 13 2018	Date: 13/02/18

IN WITNESS WHEREOF, the Parties have caused this Second Addendum to be executed by their duly authorised representatives.

For and on behalf of TiGenix SAU

/s/ Eduardo Bravo
Name: Eduardo Bravo
Title: CEO
Date: 14/Feb/2018

For and on behalf of Takeda Pharmaceuticals International AG

Name: Marcello Agosti	Name:
Title: Head of Global BD & Commercial	Title:
Date:	Date:

For and on behalf of TiGenix NV

/s/ Eduardo Bravo
Name: Eduardo Bravo
Title: CEO
Date: 14/Feb/2018

For and on behalf of Takeda Pharmaceutical Company Limited

(under PoA)	(under PoA)
Name: John Bathery	Name: Jeremy Impey
Title: VP, USBU Business Dev.	Title: Senior Corporate Counsel
Date:	Date: